        ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF HEALTHBRIDGE, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Healthbridge, Inc.

ARTICLE TWO

The following action amendments to the Amended and Restated Articles of Incorporation were approved by a majority of the stockholders of the corporation on September 29, 2006.

The amendments

i.	delete ARTICLE ONE of the Amended and Restated Articles of Incorporation in its entirety and provide for a new ARTICLE ONE as set forth below; and

ii.	delete the first paragraph of ARTICLE FOUR of the Amended and Restated Articles of Incorporation and provide for a new first paragraph of ARTICLE FOUR as set forth below.

This amendment deletes the language of ARTICLE ONE of the Amended and Restated Articles of Incorporation and the full text of ARTICLE ONE shall be as follows:

“ARTICLE ONE

        The name of the corporation is PROVIDENCE RESOURCES, INC.”

This amendment deletes the language of the first paragraph of ARTICLE FOUR of the Amended and Restated Articles of Incorporation and the full text of the first paragraph of ARTICLE FOUR shall be as follows:

“ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is One Hundred and Twenty Five Million (125,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.0001 per share (the “Common Stock) and Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value $.0001 per share (the “Preferred Stock”). The corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, except as expressly provided by applicable law. The shares of the Preferred Stock and Common Stock, respectively, shall have the following express terms:".

ARTICLE THREE

The number of shares of the corporation outstanding at the time this action was approved and these actions ratified was 31,366,327 and the number of shares entitled to vote thereon was 31,366,327.

ARTICLE FOUR

The number of shares voted to amend the name of the corporation was 19,594,846 in favor, 200,900 against with 5 abstaining from the vote. The number of shares voted to increase the corporation’s authorized common shares was 19,370,271 in favor, 218,570 against with 6,005 abstaining from the vote. The number of votes cast in favor of amending the name of the corporation and increasing the corporation’s authorized common shares was sufficient for approval of same.

ARTICLE FIVE

The amendment to the corporation’s name and the increase in the corporation’s authorized common shares will be effective upon filing with the Texas Secretary of State.

ARTICLE SIX

The amendment to the corporation’s name and the increase in the corporation’s authorized common shares will have no affect on stated capital.

Dated September 29, 2006

/s/ Nora Coccaro

Nora Coccaro

Chief Executive Officer